SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K

                                 Current Report

                       Pursuant to Section 13 or 15 (d) of
                       The Securities Exchange Act of 1934



Date of Report: June 13, 2002                     Commission File No.: 0 - 21991
----------------------------------                ------------------------------
(Date of earliest event reported):




                        Advanced Gaming Technology, Inc.
             -------------------------------------------
             (Exact name of registrant as specified in its charter)


Wyoming                                                        98-0152226
-------------------------------                         ------------------------
(State or other jurisdiction of                         (IRS Identification No.)
incorporation or organization)


           24165 IH 10 West - - Suite 24165, San Antonio, Texas 78257
           ----------------------------------------------------------
                    (Address of principal executive offices)


                                 (210) 697-8550
                            ------------------------
                            (Issuer telephone number)


                                       N/A
                   -----------------------------------------
                   (Former name, if changed since last report)


                     P.O. BOX 46855 LAS VEGAS, NEVADA 89114
                  --------------------------------------------
                 (Former address, if changed since last report)

Item 1.  Changes in Control of Registrant

         On June 12, 2002, all 11,909,750 Registrant's common shares owned by Daniel H. Scott (representing approximately 56% of the total outstanding) were acquired by PowerHouse Management, Inc. ("PowerHouse"). As a consequence of such purchase;

(1) 21,430,587 shares of Registrant's stock are outstanding, 11,909,750 of which are owned by PowerHouse and its principals.

(2) Through PowerHouse, the following indirectly control 5% or more of the outstanding shares of the Registrant:

     (a) Gary L. Cain           7,939,833 shares    (66% of 11,909,750 shares)
     (b) Bruce M. Arinaga       3,969,917 shares    (33% of 11,909,750 shares)

(3) The prior directors and/or officers, Daniel H. Scott and Robert L. Hunziker, resigned from such capacities effective June 7, 2002. Gary L. Cain and Bruce M. Arinaga were elected directors on that date. The following persons, also effective June 12, 2002, were elected officers of Registrant as follows:

     Gary L. Cain                           Chief Executive Officer
     Bruce M. Arinaga                       President, Secretary and Treasurer
     William H. Burton                      Vice- President


Biographies of such Directors and Officers follow:

(1)      GARY L. CAIN

MR. CAIN currently serves as CEO and Director the PowerHouse as well as several publicly traded companies. He is an executive officer with over 25 years of management, leadership and business experience, including business startups, reorganizations, mergers and acquisitions. Since 1976, Mr. Cain has been involved in the design, development and management of over one hundred thousand acres of residential and commercial property, over one million square feet of commercial developments, including office buildings, shopping centers, apartments, condominiums, hotels and motels. His responsibilities have included executive responsibility of public companies, business and marketing plan development, strategic planning, finance, budgeting, sales development and selection and placement of key management personnel. He has assisted companies from start up to expansion, including mergers and acquisitions, capital structure and finance.

(2)      BRUCE M. ARINAGA

MR. ARINAGA currently serves as President of Powerhouse. Prior to Powerhouse, Mr. Arinaga was Managing Director of Zero-G Capital Fund LLC, a private equity firm where he remains a minority shareholder and where he was involved in a number of early stage technology and healthcare companies. From 1997-2000, Mr. Arinaga was President of CrossWater Capital LLC and CrossWater Properties Corporation, which were involved in investments and corporate finance transactions in excess of $300 million in technology, healthcare and service companies, as well as real estate. From 1993-1996, he was President and Chief Operating Officer of an international private investment company based in Vancouver, B.C., where he expanded the company's activities in Vancouver, Toronto, the United States and Asia. He was responsible for overseeing over 30 employees and involved in corporate private and public equity and real estate investments and developments with a value exceeding over $800 million. He was the second largest shareholder of the company. Prior to that, Mr. Arinaga had founded Pacific Alliance Group Ltd., which was involved in over $500 million of real estate and corporate investments and where he was involved in the IPO of two companies. Prior to Pacific Alliance Group, Mr. Arinaga was Vice President at Venture Capital Hawaii Ltd. where he was responsible for industrial corporate acquisitions and venture capital investments for Japanese investors. Prior to that, Mr. Arinaga held senior positions at Prudential Insurance Company of America and NHP, Inc., where he was involved in investments and acquisitions exceeding over $1.5 billion. Mr. Arinaga was also a certified public accountant with Arthur Young & Company in their Woodland Hills, CA office. Mr. Arinaga holds a Bachelor of Science in Business from the University of Southern California and a Masters in Business Administration and Finance from New York University.

(3)      WILLIAM H. BURTON

Mr. Burton currently serves as Vice President of PowerHouse and heads the company's division of technology services. Mr. Burton is a technology specialist with over 20 years of experience. From 1997 to 2002, he was an Operations Manager and Project Manager for Bank of America's Global, Corporate and Investment Bank, and has experience in managing people, and supporting trading and clearing systems. He was also responsible for the consolidation and relocation of BankAmerica GCIB and NationsBank Capital Markets clearance systems from San Francisco, California to Charlotte, North Carolina. From 1995 to 1997, Mr. Burton was responsible for relocating the NationsBank Capital Markets Back Office technology infrastructure from Atlanta to Charlotte. From 1993 to 1995, Mr. Burton was part of a technical team that designed, prototyped, and implemented a complex workstation solution that met the Commercial Bank's business requirements of both Banking Centers and the NationsBank WAN. From 1992 to 1993, Mr. Burton was an Information Analyst with Duke Power. From 1982 to 1992, Mr. Burton held various Marketing, Programming, and Systems Analysis positions for International Business Machines. Mr. Burton received his Bachelor of Science in Computer Science in 1982 from Virginia Tech. Other certifications include Microsoft Certified Product Specialist, 1996, Novell Master CNE (MCNE), 1995, Novell Enterprise CNE (ECNE), 1992, and Novell Certified Netware Engineer
(CNE), 1991.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    June 11, 2002              By: /s/ Gary L. Cain
                                    --------------------------------------
                                    Gary L. Cain, Chief Executive Officer